Exhibit 10.3

SECOND AMENDMENT

OF

JBT CORPORATION SAVINGS AND INVESTMENT PLAN

WHEREAS, John Bean Technologies Corporation (the “Company”) maintains the JBT Corporation Savings and Investment Plan (the “Plan”);

WHEREAS, the Company now deems it necessary and desirable to amend the Plan in certain respects; and

WHEREAS, this Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue of the authority reserved to the Company by Section 12.1 of the Plan, the Plan is hereby amended as follows, effective January 1, 2010:

1. The definition of “Account” set forth in Article I of the Plan is hereby amended in its entirety to read as follows:

“Account” means any Pre-Tax Contribution Account, After-Tax Contribution Account, Company Contribution Account, Company Safe Harbor Nonelective Contribution Account, Contingent Account and Rollover Contribution Account established on behalf of a Participant.

2. The defined term “Company Safe Harbor Nonelective Contributions” is hereby added to Article I of the Plan and shall read as follows:

Company Safe Harbor Nonelective Contributions means the contributions made by the Participating Employer to eligible Participants under Section 3.4A of the Plan.

3. The defined term “Company Safe Harbor Nonelective Contribution Account” is hereby added to Article I of the Plan and shall read as follows:

Company Safe Harbor Nonelective Contribution Account means the account maintained as to each eligible Participant, to which Company Safe Harbor Nonelective Contributions are made for each eligible Participant, and to which all earnings and losses attributable thereto it, are allocated.

4. The defined term “Safe Harbor 401(k) Plan” is hereby added to Article I of the Plan and shall read as follows:

Safe Harbor 401(k) Plan means the period during which the Plan satisfies the safe harbor provisions of Section 401(k) and 401(m) and related Treasury regulations and other guidance promulgated by the Internal Revenue Service for purposes of meeting the actual deferral percentage and actual contribution percentage tests.

5. The defined term “Safe Harbor Notice” is hereby added to Article I of the Plan and shall read as follows:

Safe Harbor Notice means a notice of eligible Participants’ rights and obligations under the Plan, with respect to the Plan’s Safe Harbor 401(k) Plan status, which notice is written in a manner calculated to be understood by the average eligible Participant and which satisfies the requirements Treasury regulations 1.401(k)-3(d).

6. Section 3.3.6 is hereby added to the Plan and shall read as follows:

Notwithstanding anything in this Section 3.3 to the contrary, effective for Plan Years beginning on or after January 1, 2010, a non-union Participant shall have at least 30 days after receipt of the Safe Harbor Notice in which to make or change a salary deferral election.

7. Sections 3.4A and 3.4B are hereby added to the Plan and shall read as follows:

3.4A	Company Safe Harbor Nonelective Contributions

(a) General Requirements for Allocation: Effective January 1, 2010, the Plan shall be maintained as a Safe Harbor 401(k) Plan. For each Plan Year for which the Company has elected to maintain that status by making Company Safe Harbor Nonelective Contributions, then, for each such Plan Year, such Company Safe Harbor Nonelective Contributions shall be allocated to the Company Safe Harbor Nonelective Contribution Account for each non-union Participant who is a Participant at any time during the Plan Year.

(b) Allocation Formula: Where the provisions of subsection (a) above apply for a Plan Year, the Company Safe Harbor Nonelective Contributions for all otherwise eligible Participants under this portion of the Plan (as determined in accordance with the applicable eligibility provisions of Article II) who have satisfied the eligibility requirements under Section 3.4A for the Plan Year, shall be equal to three percent (3%) of each such eligible Participant’s Compensation for the Plan Year. All Company Safe Harbor Nonelective Contributions for a Plan Year will be allocated to an eligible Participant’s Company Safe Harbor Nonelective Contribution Account no later than the due date (including all extensions) of the Company’s federal tax return for the fiscal year of the Company ending with or within the Plan Year.

(c) Ceasing 401(k) Safe Harbor Nonelective Contribution Status: The fact that the Company has elected that the Plan be treated as a Safe Harbor 401(k) Plan for a Plan Year shall in no way bind the Plan to continue to maintain such status for future Plan Years. Provided, however, the Plan must be amended to cease to constitute a Safe Harbor 401(k) Plan.

3.4B	Safe Harbor 401(k) Plan Status

In order to constitute a Safe Harbor 401(k) Plan for a Plan Year, the Company must contribute the Company Safe Harbor Nonelective Contributions on behalf of all Participants eligible for such contributions under Section 3.4A and, within a reasonable period of time (meaning generally at least 30 days, but no more than 90 days, before the beginning of the Plan Year), the Company must cause to be provided to each eligible Participant, a Safe Harbor Notice. Provided however, in the event an Employee becomes eligible to participate in Section 3.4A of the Plan after the 90th day before the beginning of the Plan Year and does not receive the Safe Harbor Notice for that reason, the notice must be provided no later than 90 days before the Employee becomes eligible to participate and not later than the date the Employee becomes eligible.

8. Sections 3.12.9 and 3.12.10 are hereby added to the Plan and shall read as follows:

3.12.9. Notwithstanding the foregoing paragraphs of Section 3.12, effective for Plan Years beginning on or after January 1, 2010, the test provided in Code Section 401(k)(3) shall be met if the Plan meets the Safe Harbor Notice requirement set forth in Section 3.4B and the following Contribution Requirement.

The Contribution Requirement is met if the Company is required to make the Company Safe Harbor Nonelective Contributions set forth in Section 3.4A on behalf of each Nonhighly Compensated Employee who is eligible to participate in Section 3.4A of the Plan as a non-union Participant without regard to whether such Employee makes a Pre-Tax Contribution described in Section 3.1 or an After-Tax Contribution described in Section 3.2.

3.12.10. Notwithstanding any Plan provisions to the contrary, with respect to any Plan Year for which the Plan is a Safe Harbor 401(k) Plan, when performing the Actual Deferral Percentage Test, the current year testing method shall be used and any changes from current year to prior year testing shall be made pursuant to Internal Revenue Service Notice 98-1, the provisions of which are incorporated herein by reference.

9. Sections 3.13.9 and 3.13.10 are hereby added to the Plan and shall read as follows:

3.13.9. Notwithstanding the foregoing paragraphs of Section 3.13, effective for Plan Years beginning on or after January 1, 2010, the test provided in Code

Section 401(m)(2) shall be met if the Plan meets the Safe Harbor Notice requirement set forth in Section 3.4B, the Contribution Requirements described in Section 3.12.9, above, and the following Special Limitation on Matching Contributions. The Special Limitation on Matching Contributions is met if (i) Company Contributions described in Section 3.4 on behalf of any Employee may not be made with respect to an Employee’s Pre-Tax and After-Tax Contributions (described in Sections 3.1 and 3.2, respectively) in excess of six percent (6%) of the Employee’s Compensation, (ii) the rate of Company Contributions does not increase as the rate of an Employee’s Pre-Tax and After-Tax Contributions increases, and (iii) the Company Contributions with respect to any Highly Compensated Employee at any rate of Employee Pre-Tax and After-Tax Contributions is not greater than that with respect to a Nonhighly Compensated Employee.

3.13.10. Notwithstanding any Plan provisions to the contrary, with respect to any Plan Year for which the Plan is a Safe Harbor 401(k) Plan, when performing the Actual Contribution Percentage Test, the current year testing method shall be used and any changes from current year to prior year testing shall be made pursuant to Internal Revenue Service Notice 98-1, the provisions of which are incorporated herein by reference.

10. Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

4.1	Vesting in After-Tax, Company Safe Harbor Nonelective, Pre-Tax and Rollover Contributions Accounts

A participant is always 100% vested in the balance of his or her After-Tax Contribution Account, Company Safe Harbor Nonelective Contribution Account, Pre-Tax Contribution Account and Rollover Contribution Account.

11. Section 5.3 of the Plan is hereby amended in its entirety to read as follows:

5.3	Distribution of Amounts held in a Participant’s Company Safe Harbor Nonelective Contribution Account and Pre-Tax Contribution Account.

Notwithstanding any Plan provisions to the contrary, amounts held in a Participant’s Company Safe Harbor Nonelective Contribution Account and Pre-Tax Contribution Account are not distributable earlier than upon:

(1)	the Participant’s severance from employment. Notwithstanding anything herein to the contrary, a severance from employment shall not occur when an individual changes status from an Eligible Employee to a Leased Employee;

(2)	the Participant’s death;

(3)	the Participant’s Disability;

(4)	the Participant’s attainment of age 59-1/2;

(5)	with respect to a Participant’s Pre-Tax Contribution Account only, the proven financial hardship of the Participant as described in Section 6.6.3; or

(6)	the termination of the Plan without the “employer” maintaining an “alternative defined contribution plan” at any time during the period beginning on the date of plan termination and ending 12 months after all assets have been distributed from the Plan. Such a distribution must be made in a “lump sum.” For purposes of this Section, the terms “employer,” “alternative defined contribution plan,” and “lump sum” are as defined under Treasury Regulation Section 1.401(k)-1(d)(4).

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 15th day of September, 2009.

JOHN BEAN TECHNOLOGIES CORPORATION

By:	/s/ Ronald D. Mambu
Its:	Vice President, Chief Financial Officer, Treasurer and Controller